Exhibit 99.2

                              FOR IMMEDIATE RELEASE

                    XOMED ACQUIRES MICRO-FRANCE, A LEADER IN
                       PRECISION HAND-HELD INSTRUMENTATION

JACKSONVILLE, FL., December 30, 1998-In a move designed to significantly increase its critical mass in Europe and provide vertical integration to a key segment of its international business, Xomed Surgical Products, Inc. (NASDAQ-XOMD) today announced that it has acquired, for cash, all the outstanding stock of Micro-France of Saint Aubin le Monial, France. Micro-France, a privately held company, has anticipated 1998 revenues of approximately U.S. $8 million. Xomed expects the transaction to be modestly accretive to 1999 results beginning in the second half of the year. Further financial details were not disclosed.

Micro-France develops, manufactures and distributes premium hand-held instruments for the ear, nose and throat (ENT), plastic surgery and endoscopy markets. Its sterling reputation in the instrument market is built on quality and product innovation developed through long-standing relationships with global opinion leaders. Micro-France has grown steadily since being founded in 1971 by Mr. Christian Boutmy and now employs approximately 80 people. Micro-France generates approximately 75% of its revenues in France where it has a direct sales force.

Guy K. Williamson, president of Xomed International, Inc. stated, "The combination of Micro-France and Xomed creates a number of strategic advantages maximizing the core competencies of both companies. For example, Micro-France will be able to significantly expand its reach through Xomed's much broader international distribution system and Xomed will immediately become a leading supplier of instruments in France in addition to gaining manufacturing and development capabilities for hand-held instrumentation."

Xomed also announced that it will expand the scope of its previously disclosed restructuring plan, increasing the planned fourth quarter 1998 after-tax charge from approximately $0.7 million to approximately $2.0 million. In addition to the restructuring of its Mystic, CT manufacturing facility, Xomed's planned $2.0 million charge will now also include certain items related to the Micro-France acquisition including a write-off of acquired in-process R&D, restructuring charges related to the merging of Xomed's sales office in France into Micro-France's operation and the write-down of certain impaired assets. Also included in the planned fourth quarter charge will be unrelated expenses associated with the termination of its U.S. distribution agreement with an instrument supplier. Xomed has filed suit against the supplier to recapture certain licensing fees paid in 1996. Expenses related to this action are not expected to be material to the Company.

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                    XOMED ACQUIRES MICRO-FRANCE, A LEADER IN
                       PRECISION HAND-HELD INSTRUMENTATION

Commenting on the announcement, James T. Treace, chairman, president and chief executive officer of Xomed, stated, "The acquisition of Micro-France will dramatically expand our presence in France and Europe in general, allowing Xomed to realize improved economies of scale in the region. We expect that the Micro-France acquisition and planned restructuring initiatives will both increase sales and reduce costs in the future. We would expect all these actions combined to be modestly accretive in the latter half of 1999 and contribute more significantly to earnings by the year 2000 and beyond."

Xomed Surgical Products is a leading developer, manufacturer and marketer of surgical products for use by ENT physicians. The Company offers a broad line of products in its core ENT market that includes powered tissue-removal systems and other microendoscopy products, implantable devices, nerve monitoring systems, disposable fluid-control products and image guidance technology.

OR FURTHER INFORMATION CONTACT:
Thomas E. Timbie
Vice President and Chief Financial Officer
Phone: (904) 279-7525
E-mail: ttimbie@xomed.com
Website:
www.xomed.com




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STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995. THESE STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO, THE RAPID TECHNOLOGICAL CHANGE OF PRODUCTS IN THE COMPANY'S
INDUSTRY, UNCERTAINTIES REGARDING MARKET ACCEPTANCE OF PRODUCTS IN DEVELOPMENT, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, RELIANCE ON OUTSIDE PARTIES,
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